Exhibit 99.2

PhotoVoltaic Solar Cells, Inc. Completes Share Exchange with MetaStat, Inc.

NEW YORK, Feb. 28, 2012 /PRNewswire/ -- PhotoVoltaic Solar Cells, Inc. (OTCBB: PVSO) ("PhotoVoltaic" or the "Company") announced today, that effective February 27, 2012, it completed a share exchange with MetaStat, Inc. (MetaStat"), a life science company focused on developing and commercializing proprietary clinical diagnostic tests that predict the probability of cancer metastasis, as well as companion therapeutics to prevent systemic metastasis.  In connection with the transaction, PhotoVoltaic received 100% of the issued and outstanding shares of common stock of MetaStat, which became the wholly-owned operating subsidiary of the Company.

Simultaneous with the closing of the share exchange, the Company completed an initial closing of a private placement of its shares of common stock and warrants in the aggregate amount of $675,000 (the "Offering").  The Offering consisted of 675,000 shares of the Company's common stock, and 168,750 common stock purchase warrants with an exercise price of $1.40 per share.  The Company plans to use the net proceeds to further its clinical programs and general working capital needs.

As a result of the share exchange and the private placement, the Company now has 19,884,422 shares of common stock issued and outstanding, 2,335,872 warrants outstanding with exercise prices ranging between $0.68 and $1.40, and 1,116,500 stock options outstanding with an exercise price equal to $0.68 per share.

"The completion of this share exchange and private placement, marks a major milestone in the progression of MetaStat being able to commercialize its test for determining the probability of breast cancer metastasis," said Mr. Warren C. Lau, Chief Executive Officer and President of the Company.  Mr. Lau continued "We now have approximately $2 million in cash which we believe is sufficient capital needed to complete the on-going Large Population Validation study of our MetaSite Breast™ test, continue our earlier stage studies to determine the validity of our technology for other cancers (primarily lung and prostate) and ultimately bring the MetaSite Breast™ test to market in early 2013.   We believe that this test is a revolutionary diagnostic that will help transform how physicians treat cancer patients.  As an operating public company, we will have greater access to the capital markets, allowing us to more quickly commercialize our diagnostic and advance the early work on our therapeutic to stop cancers from metastasizing."

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the securities referenced herein in any jurisdiction to any person.

The shares of common stock issued in connection with the transactions have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from those registration requirements.  The Company has agreed to file a registration statement covering the resale of the shares of common stock issued in the private placement and certain other shares, following the closing.

The Company will file a Form 8-K with the Securities and Exchange Commission describing in more detail the terms of the share exchange and the private placement. Viewers should read this report in its entirety and refer to all risk disclosures.

About MetaStat, Inc.

MetaStat is a life science company focused on developing and commercializing proprietary clinical diagnostic tests that predict the probability of systemic metastasis of cancer, as well as companion therapeutics to prevent systemic metastasis.  Our mission is to become an industry leader in the emerging field of personalized cancer therapy.  We intend to help clinicians better "customize" individual treatment decisions, by positively identifying high risk patients who need aggressive therapy and by sparing low risk patients from the adverse side effects and expense of chemotherapy and radiation.  Our licensed platform technology results from over 15 years of collaboration involving four highly respected scientific institutions.  We believe our platform technology and corresponding products are unique and differentiated in the marketplace in that they are based on direct mechanistic markers of hemotogenous dissemination of cancer cells or systemic metastisis.  This provides an opportunity for us to develop next generation diagnostics that provide critical information to both patients and physicians to ensure better and/or more cost effective treatment outcomes, which are currently not available.

We believe our initial product, the MetaSite Breast™ test, is the first test that will predict the probability that cancer will spread through the bloodstream to other organs in the body.  This test is a necessary breakthrough for breast cancer patients and their doctors because systemic hematogenous metastasis is responsible for almost 90% of fatalities from breast cancer.  We believe the platform technology underlying this diagnostic approach may be applicable in up to 80% of all solid tumor cancers, including prostate, lung, colorectal, head and neck, and pancreatic.  Further, we believe our platform technology provides us with a target for the development of the first therapy that may preemptively reduce or eliminate systemic metastasis.

Cautionary Statement Regarding Forward-Looking Information

This press release may contain certain "forward-looking statements" relating to the business of PhotoVoltaic, and its subsidiary companies.  All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the impact of the proceeds from the private placement on the Company's short term business and operations,; the general ability of the Company to achieve its commercial objectives, including the ability of the Company to sustain growth; the business strategy, plans and objectives of the Company and its subsidiaries; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For More Information, Contact:

Warren C. Lau
President & CEO
MetaStat, Inc.
(281) 363-0003